Exhibit 21

	GLENAYRE TECHNOLOGIES, INC.
	SUBSIDIARIES OF THE COMPANY


	Company	                                   Jurisdiction of Incorporation

	Glenayre Electronics, Inc.	           Colorado, U.S.A.
	Glenayre Manufacturing Ltd.	           Canada
	Glenayre R & D, Inc.	                   Canada
	Glenayre Electronics Singapore PTE Ltd.	   Singapore
	Glenayre Electronics (U.K.) Limited	   United Kingdom
	Glenayre Digital Systems, Inc.	           North Carolina, U.S.A.
	Glenayre Services Ltd.	                   Canada
	Glenayre Electronics (India) Private Ltd.  India
	Glenayre de Mexico SA de CV            	   Mexico
	Glenayre Administracion SA de CV	   Mexico
	Genera Hawaii Commerce Corp.	           Hawaii, U.S.A.
	Headway Colorado, Inc.	                   Colorado, U.S.A.
	Headway Hawaii, Inc.	                   Hawaii, U.S.A.
	Headway Texas, Inc.	                   Texas, U.S.A.
	Sunway Financial Services, Inc.	           Texas, U.S.A.
	Sunway Management, Inc.	                   Texas, U.S.A.
	Voyager Petroleums (N.Z.) Limited          New Zealand
	Western SCC, Inc.	                   California, U.S.A.




	Certain subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in the rules and regulations of the United States Securities and Exchange Commission as of the end of the year covered by this report.